Exhibit 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, CORPORATE TRUSTEE

P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78767

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FIRST QUARTER 2006 DISTRIBUTION

AUSTIN, TEXAS March 28, 2006—TEL OFFSHORE TRUST announced that there will be no trust income distribution for the first quarter of 2006 for unitholders of record on March 31, 2006.

Gas revenues recorded by the Working Interest Owner on the Trust properties decreased 80% to $560,132 in the first quarter of 2006 from $2,792,859 in the fourth quarter of 2005. The decrease in gas revenue during the Trust’s first quarter of 2006 was primarily due to hurricane-related disruptions experience during 2005. Ship Shoal 182/183 ceased selling gas in late August of 2005 due to damage from Hurricane Katrina to a third-party transmission pipeline. Gas production on Ship Shoal 182/183 is currently expected to resume in the second quarter of 2006. Gas production on Eugene Island 339 is currently expected to resume later in 2006 after a sales point on the existing platform is built by the operator to replace the Eugene Island 338 sales platform destroyed by Hurricane Rita, and assuming transportation availability is fully restored on a third-party transmission pipeline that incurred significant hurricane-related damage. The operator of this pipeline has advised that hurricane-related damages on their pipeline are more extensive than previously thought, and the Working Interest Owner has advised the Trustee that it is currently evaluating various alternatives for transportation as production is also restored. On West Cameron 643, production on the A-14 well loaded up in late August, the field was temporarily shut-in during late August during Hurricane Katrina and production has remained shut-in since September 2005 following Hurricane Rita’s major damage to various platforms. Gas production on West Cameron 643 is currently expected to resume in mid-2006. The average price received for natural gas decreased 23% to $6.66 per Mcf in the first quarter of 2006 from $8.69 per Mcf in the fourth quarter of 2005, while natural gas volumes decreased to 84,153 Mcf from 321,384 Mcf.

Crude oil revenues recorded by the Working Interest Owners decreased 9% to $5,637,170 in the first quarter of 2006 from $6,214,140 in the fourth quarter of 2005. Oil volumes during the first quarter of 2006 decreased 4% to 99,608 barrels, compared to 103,700 barrels of oil produced in the fourth quarter of 2005. The revenues and oil volumes recorded by the Working Interest Owners include adjustments by a Working Interest Owner of 21,299 barrels and $941,690 on Eugene Island 339 and 6,447 barrels and $405,931 on Ship Shoal 182/183, due to a correction of master data and reconciliation of non-unit wells for 2004 and 2005 on Eugene Island 339, and October 2005

revenue revisions and master data corrections on Ship Shoal 182/183. The average price received for oil decreased 6% to $56.59 per barrel in the first quarter of 2006 from $59.92 per barrel in the fourth quarter of 2005.

The Trust’s share of capital expenditures increased by $1,651,137 in the first quarter of 2006 to $1,727,567, as compared to $76,430 in the fourth quarter of 2005. The higher capital expenditures in the first quarter of 2006 were due primarily to expenditures related to the building of the oil pipeline and sales point on Eugene Island 339 and complex facility repairs on Ship Shoal 182/183.

The Trust’s share of operating expenses increased by $32,839 in the first quarter of 2006 to $936,014 as compared to $903,104 for the fourth quarter of 2005.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a deposit of $872,153 into the Trust’s Special Cost Escrow Account in the first quarter of 2006, compared to a deposit of $207,313 in the fourth quarter of 2005. This first quarter 2006 deposit relates to an adjustment and correction by a Working Interest Owner to its projected future capital expenditures. The Trustees are currently reviewing with the Working Interest Owner the effects of this adjustment on its projected future capital expenditures and related matters. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

The Working Interest Owner of the remaining producing properties has also advised the Trustees that it is currently reviewing additional exploration projects on Trust properties. Based on this information, pending capital projects and the anticipated timing of restoring production and revenues on various properties, it is currently expected that an additional deposit to the Trust’s Special Cost Escrow will be required during the Trust’s second quarter of 2006 and that no distributable income will be available for that period.

This press release contains forward-looking statements. Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2004 under “Business-Principal Trust Risk Factors” and as will be described in the Trust’s Form 10-K for 2005 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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